Exhibit 99

OSG

Overseas Shipholding Group, Inc.                                                                                             Press Release

For Immediate Release

OVERSEAS SHIPHOLDING GROUP RAISES DIVIDEND 40% AND
ANNOUNCES NEW $250 MILLION SHARE BUYBACK PROGRAM

New York, NY – June 9, 2008 – The Board of Directors of Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today announced it has increased its regular quarterly dividend by 40% to $0.4375 per share from $0.3125 per share on its outstanding common stock. The August dividend of $0.4375 per share will be payable on August 27, 2008 to stockholders of record on August 6, 2008. The increase results in an indicated annual rate of $1.75 per share.

Additionally, the Board of Directors has authorized a new share purchase program of $250 million, which replaces the prior $200 million share repurchase program that was completed during the second quarter of 2008. During May, the Company repurchased 280,000 shares at an average price per share of $77.48. Since the initial announcement of its share repurchase program on June 9, 2006, the Company has repurchased 9.3 million shares at an average price of $66.25 per share, or 23.43% of total shares outstanding, at a total cost of $614 million.

“These actions are possible due to our strong operating results and reflect our confidence in the ability of our businesses to generate strong levels of cash flow into the future” said Morten Arntzen, President and Chief Executive Officer of OSG. “This also demonstrates our continued commitment to capital discipline and shareholder value creation. We believe that this decision by our Board strikes a good balance between maintaining the necessary balance sheet strength and financial flexibility to grow our businesses and return value to our shareholders.”

OSG expects to repurchase these shares in the open market, at times and prices that are considered to be appropriate by the Company.

OSG has paid a quarterly dividend to stockholders since 1974. The dividend was last increased on June 6, 2007.

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About OSG
Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

Contact

Jennifer L. Schlueter, Vice President Investor Relations & Corporate Communications OSG Ship Management, Inc., +1 212-578-1634